              Exhibit 99.1

Supernus to Present at the Morgan Stanley 18th Annual Global Healthcare Conference

ROCKVILLE, Md., September 9, 2020 - Supernus Pharmaceuticals, Inc. (Nasdaq: SUPN), a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases, today announced that the Company's management will present an overview and update, as well as host investor meetings, at the Morgan Stanley 18th Annual Global Healthcare Conference on Wednesday, September 16, 2020 at 2:00 p.m. ET.

Investors interested in arranging a virtual meeting with the Company's management during this conference should contact the conference coordinator.

A live webcast of the presentation can be accessed by visiting Events & Presentations in the Investor Relations section on the Company's website at www.supernus.com. An archived replay of this webcast will be available for 60 days on the Company's website after the conference.

About Supernus Pharmaceuticals, Inc.

Supernus Pharmaceuticals, Inc. is a pharmaceutical company focused on developing and commercializing products for the treatment of central nervous system (CNS) diseases. The Company markets Trokendi XR® (extended-release topiramate) for the prophylaxis of migraine and the treatment of epilepsy; Oxtellar XR® (extended-release oxcarbazepine) for the treatment of epilepsy; APOKYN® (apomorphine hydrochloride injection) for the acute treatment of hypomobility in advanced Parkinson’s disease (PD); MYOBLOC® (rimabotulinumtoxinB) for the treatment of cervical dystonia and treatment of chronic sialorrhea in adults; and XADAGO® (safinamide) as an adjunctive treatment to levodopa/carbidopa in PD patients with hypomobility. The Company is also developing several product candidates to address large market opportunities in the CNS market, including SPN-812 for the treatment of ADHD; apomorphine infusion pump for hypomobility in PD; SPN-820 for treatment-resistant depression; and SPN-817 for the treatment of epilepsy.

See full Prescribing Information for our products here: Trokendi XR, Oxtellar XR, APOKYN, MYOBLOC, and XADAGO.

APOKYN Pen and the apomorphine infusion pump product candidate licensed from Britannia Pharmaceuticals Limited.
XADAGO is licensed from Zambon S.p.A.
All trademarks are the property of their respective owners.

CONTACTS:
Jack A. Khattar, President and CEO
Gregory S. Patrick, Senior Vice President and CFO
Supernus Pharmaceuticals, Inc.
Tel: (301) 838-2591

or

INVESTOR CONTACT:
Peter Vozzo
Westwicke, an ICR Company
Office: (443) 213-0505
Mobile: (443) 377-4767
Email: peter.vozzo@westwicke.com